                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. 1)

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                (Name of Registrant as Specified In Its Charter)

                               DENNIS F. COUGHLIN
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the approximate box):

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CW ACQUISITION CORPORATION
140 E. 19TH AVENUE, SUITE 700
DENVER, CO 80203-1035
303-863-1900
303-863-7100 FAX

TO:      The Shareholders ("Shareholders") of The Writer Corporation ("Writer")

FROM:    Dennis Coughlin, President of CW Acquisition Corporation ("CW
         Acquisition)

DATE:    January 25, 2000

RE: Recent Developments with Respect to the Writer Corporation, Including the All Cash Offer from CW Acquisition to Purchase All of the Issued and Outstanding Stock of Writer for $3.00 Per Share

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         Enclosed for your review is a copy of the offer from CW Acquisition to purchase all of the issued and outstanding shares of stock of Writer for $3.00 cash per share (the "Acquisition Proposal"). All of the stock of CW Acquisition is owned by a group of minority shareholders of Writer, of which I am a member (the "Reporting Persons"). The Reporting Persons filed a
Schedule 13D with the Securities and Exchange Commission (the "SEC") on October 20, 1999 ("Schedule 13D"), announcing their intention to meet with the management of Writer to explore steps management could take to maximize shareholder value, including, without limitation, conducting a comprehensive review and analysis of the value that could be achieved from a sale of all of Writer's stock, a sale of all or substantially all of Writer's assets or a merger.

         On January 7, 2000, CW Acquisition delivered a copy of its Acquisition Proposal to Writer and each of its directors (the "Directors"). On January 14, 2000, Writer announced, in a very short press release, that the Directors had unanimously rejected our Acquisition Proposal, without ever meeting with anyone in the Reporting Group or calling anyone in the Reporting Group to discuss the Acquisition Proposal or to ask any questions about it.

         Since no one at Writer talked to us before the Board of Directors of Writer (the "Board") summarily rejected our Acquisition Proposal, we have no idea how the Board reached its unanimous conclusion that the Acquisition Proposal was "not in the best interests of The Writer Corporation, its shareholders, its employees, its homeowners and the communities it serves," as it said in the January 14th press release. Accordingly, on January 13, 2000, the owners of more than 10% of the outstanding shares of Writer (including the members of the Reporting Group) demanded, as we are entitled to do under Colorado law, that Writer convene a special meeting of all shareholders on or about February 9, 2000, to discuss the Acquisition Proposal and understand the Board's thinking behind its rejection of the Acquisition Proposal. As of the date of this letter, the Board has not responded to our demand.

         I would like to take a few minutes to give you the background of our Acquisition Proposal and explain our frustrations with management and the Board.

         I, along with a group of investors, bought approximately 10% of the stock of Writer at $1.50 per share in 1995. Since 1997, we have been encouraging the Board to take steps to enhance shareholder value. To date, the Board has not taken any steps in this regard and the bid price of the stock remains at approximately $1.75, which is 58% of $3.00, the current book value of the stock.

         Although Writer's return on equity is only 12.24% (well below the industry average of 19%), its Annual Report on Form 10-K for its fiscal year ended December 31, 1998 (the "1998 10-K"), stated that Writer set aside $289,000 for a profit sharing program for key employees, paid $189,000 in bonuses to four employees and paid $502,000 under the Peninsula Acquisition and Development financing to various Directors.

         Although Writer has refused my request to pay dividends to shareholders, it has paid interest to Directors on loans they made to Writer in 1998, 1997, 1996 of $648,000, $578,000, and $753,000, respectively. The interest rate on these Director loans was 3% over prime (plus stock options for unsecured loans), while the interest rates on Writer's other secured and unsecured loans from unrelated lenders were at 0.5% to 1.5% over prime. The average rate of interest paid by Writer was 12.06% ion 1998, 12.25% in 1997 and 13.60% in 1996, due in part to the above market interest rates the Directors paid to themselves.

         As of December 31, 1998, Writer had options outstanding to certain key employees to purchase 538,140 shares at a weighted-average exercise price of $1.77. However, the Board chose not to repurchase any shares of stock on the open market at $1.88 or less to cover these options. Instead, what did the Directors do when shares became available at these attractive prices? They purchased the shares for themselves.

         Although Writer has been public for more than 30 years, its stock is still traded on the OTC Bulletin Board, which is the market reserved for the most speculative securities. The Directors have been unable or unwilling to move the stock off the Bulletin Board to the Nasdaq Small Cap Market or Nasdaq National Market.

         Finally, Writer has engaged in business practices that I thought you might be interested in knowing about. I have enclosed a copy of the Arbitration Award in a case brought by two homeowners against Writer. The arbitrator held Writer liable for DECEPTIVE TRADE PRACTICES and awarded the two homeowners $1,122,651 in damages, plus interest of approximately $500,000 and attorney's fees, bringing the total award to approximately $2,000,000. Writer's insurance carrier paid the award, but did not renew the policy. The cost of insurance with the new carrier has gone up considerably according to Deane Writer, a Director of Writer, and an employee of H.R.H. Insurance agency, to whom Writer paid insurance premiums of approximately $200,000 in 1998.

         I have enclosed a copy of a letter, dated November 17, 1999, that I sent to Roland Seidler, a Director of Writer since 1971, and the member of the Board designated to respond to me, that

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

outlines my opinions regarding the actions Writer should be taking to maximize shareholder value. Writer has not taken any of these actions. In fact, over the last several months, the only thing the Directors have done is purchase more than 650,000 shares of stock (including the initial purchases by William Gillilan) at prices substantially below book value for their own personal accounts. They chose to take this opportunity for themselves, rather than have Writer repurchase the shares and thereby increase the per share value for all shareholders.

         Because of the Directors' ongoing refusal to focus on shareholder value issues except in the case of opportunities that benefit them personally, the Reporting Group formed CW Acquisition and CW Acquisition submitted its Acquisition Proposal to Writer. The Acquisition Proposal offers to acquire all of the shares of stock of Writer, via a merger transaction, for $3.00 per share, subject to certain limited adjustments. I arrived at this price using the currently available public information about the Writer's land positions. I asked Writer for copies of its land contracts, but Writer refused to give me that information, claiming that it was "insider information." This $3.00 per share price is full book value, is at a 70% premium over the current $1.75 bid price and is a higher price per share than the stock has traded at for over five years. The Acquisition Proposal is not subject to a financing condition. All CW Acquisition asked for was 45 days to complete its due diligence review of Writer's assets. CW Acquisition stands ready to close the acquisition as quickly as Writer is prepared to move.

         You may have seen the Directors' response to our efforts to date. In Writer's press release dated November 29, 1999, George "Geoie" Writer labeled our efforts "bizarre" due to the fact that the Directors collectively own 51% of the outstanding stock. As mentioned above, he said, in Writer's January 14th press release, that our Acquisition Proposal was not in the "best interests of The Writer Corporation, its shareholders, its employees, its homeowners and the communities it serves." If the Directors are so confident of their position, Writer should put out an all cash tender offer at $3.00 per share and let all of the shareholders decide for themselves whether they think their shares are worth more or less than $3.00 per share. The Board has recently purchased approximately 650,000 shares at $1.88 per share, but is unwilling to accept an offer of $3.00 and apparently doesn't want the shareholders to do so either.

         I encourage you to communicate directly to George Writer, Chairman, The Writer Corporation, 6061 South Willow Drive, Suite 232, Englewood, Colorado 80111 or call at (303) 779-4100 and express your opinions directly to him. I have also enclosed the names, addresses and telephone numbers of the other Directors.

         Assuming the Board will comply with its duties under Colorado law and call the special shareholder meeting, I strongly encourage you to attend the meeting. The Directors run Writer for all of the shareholders, not themselves. Please attend the meeting, ask questions of the Directors and let's find out why the Directors have made the decision for you that you do not want to sell your shares for $3.00 per share.

SHAREHOLDERS ("SHAREHOLDERS") OF THE WRITER CORPORATION ("WRITER") ARE URGED TO READ ALL OF THE RELEVANT DOCUMENTS FILED, OR TO BE FILED, BY WRITER, CW ACQUISITION CORPORATION AND/OR THE

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

REPORTING GROUP WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE MATTERS ADDRESSED HEREIN. SHAREHOLDERS MAY OBTAIN COPIES OF SUCH DOCUMENTS FREE OF CHARGE AT THE SEC'S WEBSITE ("http://www.sec.gov."). THIS COMMUNICATION CONSTITUTES A SHAREHOLDER COMMUNICATION UNDER RULE 14A-12, AS PROMULGATED BY THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934. NO FORM OF PROXY IS BEING REQUESTED IN CONNECTION WITH THE MATTERS ADDRESSED HEREIN OR WILL BE REQUESTED UNLESS AND UNTIL A PROXY STATEMENT IS DELIVERED TO THE SHAREHOLDERS.

Attachments:

1.  The Acquisition Proposal
2.  The Arbitration Award
3.  The Letter to Roland Seidler, dated November 17, 1999
4.  The Names, Addresses and Telephone Numbers of the Other Directors

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

CW ACQUISITION CORPORATION
140 E. 19TH AVENUE, SUITE 700
DENVER, COLORADO 80203-1035
303-863-1900
303-863-7100 FAX

                                       January 6, 2000

The Writer Corporation
6061 South Willow Drive #232
Englewood, Colorado 80111
Attention:   The Board of Directors
             c/o Mr. George S. Writer, Jr.
             Chairman of the Board of Directors

         Re: MERGER TRANSACTION - ACQUISITION OF  THE WRITER CORPORATION

Gentlemen:

         This letter of intent ("LETTER OF INTENT") sets forth the terms of the proposed agreement between CW Acquisition Corporation, a Colorado corporation ("CW"), and The Writer Corporation, a Colorado corporation ("WRITER"), regarding the proposed acquisition (the "ACQUISITION") by CW of all of the issued and outstanding shares of capital stock of Writer ("WRITER STOCK") and all other outstanding equity interests and rights to equity interests in Writer, for example, stock options, warrants, convertible securities of Writer ("OTHER WRITER EQUITY INTERESTS"), on the terms and subject to the conditions set forth herein.

         1. STRUCTURE. The Acquisition will be structured as a merger (the "MERGER") of CW Acquisition Subsidiary Corporation, a wholly-owned Colorado subsidiary of CW ("ACQUISITION SUB"), with and into Writer under Colorado law. Writer will be the surviving corporation in the Merger (the "SURVIVING COMPANY") and, upon consummation thereof, (a) Acquisition Sub will cease to exist and (b) the Surviving Company will become a wholly-owned subsidiary of CW.

         All of the issued and outstanding capital stock of CW is owned by the persons listed on EXHIBIT A hereto, each of whom is a current stockholder of Writer (the "CW STOCKHOLDERS"). Prior to the consummation of the Merger, the CW Stockholders will contribute all of their Writer Stock to CW, which in turn will contribute the same Writer Stock and the balance of the Merger Consideration to Acquisition Sub.

         2. TERMS OF THE MERGER; MERGER CONSIDERATION.

                  a. THE MERGER. At the effective time of the Merger as stated in the Certificate of Merger to be filed with the Secretary of State of the State of Colorado (the "EFFECTIVE TIME"), (a) each share of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time ("ACQUISITION SUB STOCK") will be converted into one share of common stock of the Surviving Company, (b) each share of Writer Stock owned by Acquisition Sub or held in treasury by Writer immediately prior to the Effective Time will be canceled and shall cease to exist from and after the Effective Time ("NON-CONVERTING SHARES") and (c) each share of Writer Stock, other than Non-Converting Shares and Dissenting Shares (as defined below), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration (as defined below).

                  b. THE MERGER CONSIDERATION. The consideration to be issued in the Merger for each share (or fraction thereof) of Writer's Stock (other than Non-Converting Shares and Dissenting Shares) issued and outstanding as of the Effective Time shall be the Adjusted Per Share Book Value (as defined below) of Writer, which shall be payable entirely in cash at the Effective Time (the "MERGER CONSIDERATION").

         The "ADJUSTED PER SHARE BOOK VALUE" of Writer shall be $3.00 per Share, assuming 7,442,300 Shares issued and outstanding at the Effective Time (i.e., $22,326,000 in total for all of the Shares), subject to the following adjustments.

                  (i) If Writer repurchases Shares after December 31, 1999 and on or before the Effective Time (the "PRE-CLOSING PERIOD"), the Adjusted Per Share Book Value shall be recomputed by dividing (A) $22,326,000 less the aggregate repurchase price paid by Writer for such Shares by (B) the decreased number of Shares issued and outstanding as of the Effective Time (other than Non-Converting Shares and Dissenting Shares).

                      FOR EXAMPLE, assume Writer repurchases 650,000 Shares at $1.88 per Share (for an aggregate repurchase price of $1,222,0000) during the Pre-Closing Period. After the repurchase, there will be 6,791,300 Shares issued outstanding (i.e., 7,442,000 minus 650,000).
         The Adjusted Per Share Book Value will be $3.10 per Share (i.e., [$22,326,000 minus $1,222,000] divided by 6,791,300 Shares).

                 (ii) If Writer issues additional Shares during the Pre-Closing Period for any reason, the Adjusted Per Share Book Value shall be recomputed by dividing (A) $22,326,000 plus the consideration received by Writer for the issuance of such additional Shares by (B) the increased number of Shares issued and outstanding as of the Effective Time (other than Non-Converting Shares and Dissenting Shares).


                      FOR EXAMPLE, assume optionees exercise options to purchase 538,140 Shares at an exercise price of $1.77 per Share (for an aggregate purchase price of $952,507) during the Pre-Closing Period. After the repurchase, there will be 7,980,440 Shares issued outstanding (i.e., 7,442,000 plus 538,140). The Adjusted Per Share Book Value will be $2.92 per Share (i.e., [$22,326,000 plus $952,507] divided by
         7,980,440 Shares).

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

                  c. DISSENTING SHARES. Shares of Writer Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who do not vote in favor of the Merger and who have demanded properly in writing appraisal for such shares of Writer Stock ("DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Instead, the holders of Dissenting Shares shall only be entitled to receive payment of the appraised value for their Dissenting Shares.

                  d. OTHER WRITER EQUITY INTERESTS. Prior to the Effective Time, Writer shall (i) cause all Other Writer Equity Interests to be exercised or converted into shares of Writer Stock or (ii) terminate and cancel such outstanding Other Writer Equity Interests or (iii) cause the holders of such outstanding Other Writer Equity Interests to enter into agreements with Writer and CW providing that such Other Writer Equity Interests issued and outstanding at the Effective Time shall be converted into the right to receive, for each share of Writer Stock underlying such Other Writer Equity Interests, cash in an amount equal to the Merger Consideration less the exercise/conversion price per share for such underlying shares, such that, on and as of the Effective Time, there shall be no outstanding Other Writer Equity Interests.

         3. DEFINITIVE MERGER AGREEMENT AND OTHER AGREEMENTS.

                  a. MERGER AGREEMENT. Within 20 business days from the date of this Letter of Intent, the parties hereto shall enter into a definitive Agreement and Plan of Merger (the "MERGER AGREEMENT"), setting forth the definitive terms of the Merger, which Merger Agreement shall constitute a legally valid and binding agreement between Writer, CW and Acquisition Sub. The initial draft of the Merger Agreement shall be prepared by CW's counsel, at CW's expense. The Merger Agreement shall include customary covenants, representations, warranties, conditions and other provisions and terms for a Merger transaction of this nature.

                  b. NO SHOP AGREEMENT. The "NO SHOP PERIOD" shall commence on the date of execution of this Letter of Intent by Writer and end on the earlier to occur of (i) the date of termination of this Letter of Intent and
(ii) the date of execution of the definitive Merger Agreement. Writer shall notify CW promptly if any proposal regarding a Competing Transaction (or any inquiry from or contact with any Third Party) is made and shall advise CW of the contents thereof (and, if in written form, provide CW with copies thereof). Writer hereby agrees that, during the No Shop Period, it will not
(a) enter into any agreement, agreement in principal or commitment (whether or not legally binding) relating to any business combination with any person or entity other than CW and/or Acquisition Sub (a "THIRD PARTY"), recapitalization of Writer, merger of Writer with any Third Party, acquisition or purchase by any Third Party of all or a significant portion of the assets of Writer, acquisition or purchase by any Third Party of a material portion of Writer Stock or any similar transaction or transactions having a similar effect involving Writer and any Third Party (a "COMPETING Transaction"); (b) solicit, initiate or encourage the submission of any proposal or offer from any Third Party (including its respective officers, directors, employees and agents) relating to any Competing Transaction; or
(c) participate in any discussions or negotiations with any Third Party regarding a Competing Transaction. In addition, Writer shall immediately terminate all discussions, negotiations or agreements now pending with other Third Party participants in any

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

Competing Transaction.

         Notwithstanding anything in this Letter of Intent to the contrary, in response to any proposal or inquiry with respect to a Competing Transaction, (a) the Company may engage in discussions or negotiations regarding such proposal or inquiry with a third party who seeks to initiate such discussions or negotiations and may negotiate with and furnish to such third party information concerning the Company and its business, properties and assets, and (b) if such Competing Transaction is a tender offer subject to the provisions of section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), the Board may take and disclose to the Stockholders a position contemplated by Rule 14e-2(a) under the 1934 Act.

         In the event the Company shall determine to provide any information or negotiate as described in the immediately preceding paragraph, or shall receive any offer of the type referred to in the immediately preceding paragraph, it shall (a) immediately provide CW with a copy of all information provided to the third party, (b) inform CW that information is to be provided, that negotiations are to take place or that an offer has been received, as the case may be, and (c) furnish to CW the identity of the third party receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, unless the Board concludes that such disclosure is inconsistent with its fiduciary duties under applicable law, a description of the material terms of such offer.

         The Company may terminate this Letter of Intent, withdraw, modify or not make its recommendation referred to above and enter into a definitive agreement for a Competing Transaction if, but only if, (a) the Company shall have determined in good faith after consultation with the independent financial advisors to the Company that such Competing Transaction would more favorable to the Stockholders from a financial point of view than the Merger,
(b) the Board shall conclude in good faith after consultation with its legal counsel that such action is necessary in order for the Board to act in manner that is consistent with its fiduciary obligations under applicable law and
(c) to the extent consistent with its fiduciary obligations under applicable law, the Board shall have provided CW with a copy of the definitive agreement at least 5 business days prior to its execution and CW shall have failed within such 5 business day period to offer to amend the terms of this Letter of Intent so that the Merger would be, in the good faith determination of the Board, at least as favorable to the Stockholders from a financial point of view as the Competing Transaction.

         Writer hereby agrees to pay CW or its designee a "BREAK UP FEE" in the amount of CW's out-of-pocket expenses incurred, directly or indirectly, in connection with the Transaction plus $100,000 in the event (A) Writer fails to consummate the Merger for any reason other than a material breach of this Letter of Intent or the Merger Agreement by CW or Acquisition Sub or (B) Writer consummates, or enters into an agreement or other arrangement to consummate, a Competing Transaction with any Third Party within 12 months from the date of execution of this Letter of Intent by Writer (each a "BREAK-UP EVENT"). CW shall deliver to Writer a written statement of the calculation of its Break Up Fee upon the occurrence of a Break-Up Event, which statement, absent fraud shall be binding on the Parties.

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

                  c. STOCKHOLDER AGREEMENT. Simultaneously with the execution and delivery of the definitive Merger Agreement, each of the directors of Writer (each a "DIRECTOR" and collectively the "DIRECTORS") who is a Stockholder shall execute and deliver the Stockholders Agreement in substantially the form attached as EXHIBIT A hereto, pursuant to which the Directors, in their individual capacities as Stockholders, agree to, among other things, vote all of the shares of Writer Stock (i) in favor of the Merger and (ii) against (A) any action that would result in a breach of the Merger Agreement by Writer, (B) a Competing Transaction, (C) any change in a majority of the members of the Board of Directors of Writer (the "BOARD"),
(D) any change in the capital structure of Writer and/or (E) any other action involving, or on the part of, Writer that would or could impede, interfere with, delay, postpone or materially adversely affect the consummation of the Merger.

                  d. STOCKHOLDER MEETING; RECOMMENDATION OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT; PROXY STATEMENT. Following execution and delivery of the Merger Agreement, Writer shall, as promptly as possible, submit the Merger Agreement and the transactions contemplated therein for approval to its Stockholders at a meeting of Stockholders (the "STOCKHOLDERS MEETING") and, subject to the fiduciary duties of the Board, shall use its reasonable best efforts to obtain Stockholder approval and adoption of the Merger Agreement and the transactions contemplated therein at the Stockholders Meeting. Writer, through its Board (subject to their fiduciary duties), shall recommend to the Stockholders of Writer approval of the Merger Agreement and the transactions contemplated thereby. The Board shall file with the Securities and Exchange Commission (the "SEC") as soon as is reasonably practicable after the date of the Merger Agreement (but in no event later than 20 days after the date of the Merger Agreement) a proxy statement (the "PROXY STATEMENT") in connection with the Stockholders Meeting.

                  e. OTHER DOCUMENTS. The parties agree to negotiate in good faith the terms of such other instruments, documents and agreements as may be necessary or desirable to effectuate and consummate in full the transactions contemplated in this Letter of Intent, the Merger Agreement and the other documents referred to herein.

         4. CLOSING. It is the intention of the parties to close the Merger (the "CLOSING") within five business days immediately following the date on which all of the conditions to closing of the Merger (as set forth in the Merger Agreement) have been satisfied in full, or waived by the appropriate party, as the case may be (the "CLOSING DATE"). Writer shall have the right to terminate the Merger Agreement if (a) the Merger is not consummated by September 30, 2000, other than on account of delay or default by Writer, (b) the Merger is enjoined by a final, nonappealable court order not entered at the request, or with the support, of Writer or more than 5% of its Stockholders or (c) CW or Acquisition Sub fails to perform in any material respect its obligations under the Merger Agreement and does not cure such default in all material respects within 30 days after written notice thereof from Writer. CW and Acquisition Sub shall have the right to terminate the Merger Agreement if (i) the Merger is not consummated by September 30, 2000, other than on account of delay or default by CW or Acquisition Sub, (ii) the Merger is enjoined by a final, nonappealable court order not entered at the request, or with the support, of CW and/or Acquisition Sub, (iii) Writer fails to perform in any material respect its obligations under the Merger Agreement and does not cure such default in all material respects within 30 days after written notice thereof from CW or (iv) CW shall be dissatisfied with the results of its due diligence review and so notifies Writer within 45 days after the date of execution of this Letter of Intent by Writer or (v) holders of more than 10% of the total outstanding shares of Writer Stock exercise their rights of appraisal.

         5. OBLIGATION OF CW AND ACQUISITION SUB TO CLOSE THE MERGER. CW's and Acquisition Sub's obligations to close the Acquisition will be subject to the satisfaction of conditions customary of an acquiror in a Merger transaction of this type, including the following: (a) the completion of CW's and its legal and financial advisors' due diligence investigations of Writer within 45 days after the date of execution of this Letter of Intent by Writer, which due diligence shall be satisfactory to CW in its sole and absolute discretion; (b) the receipt of all governmental and third party consents and approvals necessary for the consummation of the Merger and the ongoing operation of the business of Writer, including, but not limited to, approval and adoption by the Stockholders of the Merger Agreement; (c) the expiration or termination of the waiting period applicable to the consummation of the Merger, if any, under the Hart-Scott-Rodino Antitrust Improvement Act ("HSR"); (d) the absence of any material adverse change in the business, assets, condition (financial or otherwise), or prospects of Writer; (e) no preliminary injunction or permanent injunction or other order or decree by any court which prevents the consummation of the Merger shall have been issued and remain in effect; (f) the requirements regarding the cancellation, exercise or termination of the Other Writer Equity Interests shall have been satisfied; (g) CW shall have received "comfort letters" from Writer's independent public account with respect to certain of Writer's financial statements and any changes thereto since the date of Writer's last audited financial statements; (h) Writer shall have received from a nationally recognized investment banker an opinion, dated as of the date of the Proxy Statement, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Writer Stock and such opinion shall not have been withdrawn; and (i) CW and Acquisition Sub shall have received an opinion from Writer's legal counsel in form and substance reasonably satisfactory to CW. A copy of the Company's initial due diligence request is attached as EXHIBIT B hereto.

         6. CONDUCT OF THE BUSINESS. From the date of the execution of this Letter of Intent by Writer through the Effective Time, Writer shall (a) conduct its business only in the ordinary course of business and consistent with relationships and goodwill of Writer existing as of the date hereof; and
(b) promptly notify CW of any emergency or other change in the ordinary course of Writer's business.

         7. ACCESS. Writer agrees to provide representatives of CW, its advisors (including legal, accounting and other representatives), its lenders and their advisors (including legal, accounting and other representatives), with reasonable access to the financial, legal, tax and other data and information pertaining to Writer. Such information shall be made available to the foregoing persons on a confidential basis, all of whom shall be notified of the confidential nature thereof.

         8. TERMINATION. Following its execution by all of the parties hereto, this Letter of Intent shall automatically terminate upon the earlier of the following to occur: (i) the execution of the definitive Merger Agreement by all parties and (ii) the mutual determination of all parties, in writing, that the Merger transaction shall not proceed. CW or Writer may terminate this Letter of Intent at any time after February 29, 2000, if the definitive Merger Agreement has not been signed by such date other than on account of delay or default on the part of the terminating party. The provisions of Sections 3.a. (regarding payment of the cost of preparing the initial draft of the Merger Agreement), 3.b. (regarding payment of break up fees), 9 (confidentiality) and 10 (expenses) hereof shall survive the termination of this Letter of Intent. In the event that the Merger does not close for any reason, CW and Acquisition Sub shall promptly return, or cause to be returned, to Writer written material provided by Writer or its representatives to CW and/or Acquisition Sub, their affiliates, representatives or advisors in connection with this Letter of Intent and the Merger.

         9. EXPENSES. Subject to 3.a. (regarding payment of the cost of preparing the initial draft of the Merger Agreement) and 3.b. (regarding payment of break up fees) above, each party shall bear its own expenses (including, without limitation, the expenses of all legal and accounting advisors, lenders, brokers, or investment bankers incurred by such party) in connection with the Merger transactions contemplated hereby. In the event that any break-up fees become payable to any financing source, Writer shall bear such expense. The parties agree that any HSR filing fees payable in connection with the Merger shall be shared equally by the parties.

         10. BINDING OBLIGATION. This Letter of Intent does not constitute a binding obligation to effect the Merger, it being understood that such obligation shall arise only from the definitive Merger Agreement. Notwithstanding the foregoing, the provisions and obligations of Sections 3.a. (regarding payment of the cost of preparing the initial draft of the Merger Agreement), 3.b. (regarding payment of break up fees), 9 (confidentiality) and 10 (expenses) hereof shall be binding upon the parties and shall survive the termination of this Letter of Intent.

         11. GOVERNING LAW. This Letter of Intent shall be deemed to be governed by the laws of the State of Colorado.

         This Letter of Intent supersedes all prior communications between CW, Acquisition Sub, Writer and their respective principals with respect to the subject matter hereof. This Letter of Intent shall expire on January 17, 2000, unless Writer executes and delivers an executed copy of this Letter of Intent to CW prior to the close of business on such date.

         If this Letter of Intent is acceptable to you, please indicate so by signing and returning the enclosed copy. Upon receipt of your executed Letter of Intent, CW will instruct its counsel to begin to draft the Merger Agreement.


                                       Sincerely,

                                       CW ACQUISTION CORPORATION, FOR AND ON
                                       BEHALF OF ITSELF AND ITS WHOLLY-OWNED
                                       SUBSIDIARY, CW ACQUISITION
                                       SUBSIDIARY CORPORATION.


                                       By:
                                          --------------------------------------
                                       Name (Print):
                                                    ----------------------------
                                       Title:
                                             -----------------------------------


AGREED TO AND ACCEPTED THIS __ DAY OF JANUARY __, 2000:

THE WRITER CORPORATION


By:
   --------------------------------------
Name (Print):
             ----------------------------
Title:
      -----------------------------------

                             LEGAL RESOLUTION CENTER

                                 Case No. 99-021

--------------------------------------------------------------------------------
                                ARBITRATION AWARD
--------------------------------------------------------------------------------

JOHN & PATTY DUFFY, and
JAMES & CYNTHIA MORGAN,

         Claimants,

vs.

THE WRITER CORPORATION,

         Respondent.

--------------------------------------------------------------------------------

I.       INTRODUCTION

     This matter came on for arbitration on February 9, 10, and 11, 1999, before Richard C. Davidson, Arbitrator. Present were the Claimants with Scott
F. Sullan, Esq. representing the Claimants and John M. Palmeri, Esq., and Robert R. Carlson, Esq. representing Respondent.

     Verne Quimby, Roberta Boldon, John D. Nelson, David B. Fisher, Wayne Janish, Claimant John Duffy, Robert Sackett, Kevin L. Witchel, Michael Broadie, Ali Marvi, Peg Wood, Priscilla Calhoun, John Hope, Robert Reid, Claimant Cynthia Morgan, Robert W. Thompson, Ronald M. McOmber, Kent L. Petersen, and Donald Coffey were called, sworn, and testified.

     Additional records and other written evidence and exhibits were submitted for the Arbitrator to review.

     After hearing the testimony and arguments and after reviewing the evidence and exhibits the Arbitrator makes the following findings:

II.  FINDINGS

1. This action is brought by the Claimants seeking repairs and other damages from Respondent, arising out of injury to their homes caused by soil movement. Respondent developed the subdivision, built the homes and sold them to Claimants. Respondent is responsible for any damages owed to Claimants. Respondent may have claims against other persons or entities. Those claims are not part of this arbitration and are not affected by this award or any ruling herein.

2. Respondent Writer originally purchased the property for this subdivision in approximately 1991. At that time, Writer hired CTL/Thompson, Inc. to conduct an investigation to determine the soils conditions for the lots in the subdivision. CTL/Thompson prepared a report titled "Soils And Foundation Investigation Highlands Ranch, Filing No. 84 lots 18, 19, 53-87 And 102-106." The Claimants' lots are numbers 85 and 86. In order to prepare this report, CTL/Thompson did borings on each lot to obtain soil samples. These samples were then tested to determine the amount of potential swelling in the soils. A map was prepared showing the potential swelling for each lot in the subdivision. Claimants' lots were found to fall within an area of "very high swell" potential. The report contained an analysis of the potential problems because of the very highly expansive soils and warned of the dangers of constructing homes on such soils. The report also suggested methods to mitigate the problems including the use of Type I or II drilled piers and the use of wood structural floors in basements. This report was furnished to Writer and was used in determining the type of piers and the basement floors utilized in the homes in the subdivision.

3. Writer constructed Claimants' homes using the recommended Type II pier system and installed wood structural floors in both homes.

4. During construction, several "mistakes" were made in the construction of these homes. The basement foundation walls were actually 9'5" high rather than the 10' called for in the plans. Specific size reinforcing steel was required, but, in the vertical foundation walls, smaller steel was installed. The plans called for a minimum void space of 20" under the structural wood floors to insure adequate ventilation. This space was not achieved and in places appears to be no more than two or three inches. A foundation drain system was installed in each home. It is not clear that these were properly installed to insure drainage from the base of the foundation walls. The plans called for surface grading to achieve a minimum slope of 10% for ten feet away from the foundation walls to carry water away from the homes. This was not always achieved. In places around the homes the grading appears to be flat. Testimony was offered to prove that these deviations from the plans also constituted violations of the Uniform Building Code as adopted in Douglas County, Colorado.

5. Both the Claimants' homes were built in 1993. Claimants are the original owners, having purchased the homes directly from Writer.

6. At the time Claimants were contemplating the purchase of their homes, they were told by Writer sales agents that the homes were being built in an area of potentially swelling soils. They were shown the structural wood floors as a method of dealing with the potential soils problem. Writer provided sales information to Claimants that the homes were being constructed with engineered foundations. The information concerning potential soils problems was presented by Respondent in a positive manner. Before their purchases, none of the Claimants were provided with a full copy of the soils report of September 3, 1991. They were not provided with the map showing their lots to be located in an area of "very high swell" potential. They were not told that their homes would have a higher risk of foundation movement. Neither were they told that their homes had been constructed with "mistakes" present in their construction which could potentially add to the risk of damage from soils movement. It is unclear whether the summary soils report required to be furnished prior to purchase was furnished before closing. In any case, it was insufficient to give notice to Claimants of the potential problems with their homes.

7. The Morgans closed on their home in May, 1993. The Duffys closed on their home in November, 1993. As part of the sale and purchase, Writer provided a one year warranty on each of the homes. During that first year, Claimants each requested several service calls to correct problems. Writer responded and provided the appropriate service. At the time of purchase and sale, Writer normally enrolled the homes into a warranty program with Home Builders Warranty Corporation. HBW then contracted with National Home Insurance Company to insure the warranty. This was intended to provide a 10-year structural warranty against structural defects. The Duffy home was enrolled at the time of purchase. In 1994, it was discovered that the Morgan home had not been enrolled. In order to enroll the home, Writer hired a structural engineer, Ali Marvi, to inspect the home for HBW. Mr. Marvi did inspect the home and noted some evidence of possible foundation movement in vertical foundation wall cracks. He also noted that the grading around the home did not conform to the 10% slope requirement. He recommended that the cracks be monitored and that the grading be corrected to conform to the plans. Neither of these recommendations were carried out by Writer. Rather, the Morgan home was enrolled in the HBW program without anything being done about these problems.

8. Some time after the one-year warranty period, Claimants began to notice evidence of increasingly severe problems with the homes. Long cracks began to appear through the homes, windows and doors no longer fit, concrete flat work appeared to shift in elevation, and some brick facing was noticed to be loosening. It has now been determined that the foundation piers under each home have failed and the homes are being moved by the forces of the expansive soils. When Claimants notified Writer of these problems, they were told that their remedy would be to file a claim with HBW. When the Duffys filed their claim, it was accepted by HBW. The Morgan's claim was denied. After the Duffys reviewed the limited scope of repairs suggested by HBW, they contacted an engineer, Verne Quimby, to look at the problems and determine a scope of repair. The Morgans have also hired Mr. Quimby. None of the repairs have yet been performed.

9. Claimants seek to recover the cost of the repairs according to the findings of Mr. Quimby. The cost of these repairs has been estimated by Shaker Construction to be $243,300.75 for the Duffy home and $255,360.00 for the Morgan home. Evidence was presented by Respondent to show the scope of required repairs to be less than that contemplated by Mr. Quimby. Respondent's estimated cost of repairs is $96,712.29 for the Duffy home and $66,904.61 for the Morgan home.

10. Respondent caused the Claimants to be in the position of owning defective homes through the "mistakes" in construction, and in Writer's failure to fully advise Claimants of the potential problems of soils movement. Consequently, Respondent is responsible to fully and completely repair these homes. However, the Arbitrator finds the scope of repairs suggested by Mr. Quimby to be somewhat overbroad. Likewise, the scope of repairs suggested by Respondent is too narrow. After a review of the repairs suggested by both sides, the Arbitrator finds the use of structural steel floors to be unnecessary and reduces the scope of the excavations on the exterior of the homes. After this is done, the Arbitrator finds the Duffys are entitled to the sum of $171,219.50 as the cost of repairs and the Morgans are entitled to the sum of $182,997.50.

11. Claimants have brought claims under the Colorado Consumer Protection Act. In order to establish a claim under the CCPA, Claimants must prove the five elements outlined in the case of HALL V. WALTER, 969 P.2d 224, (Colo., 1998). First, Claimants must establish conduct by Writer that constitutes a deceptive trade practice. Claimants have offered evidence that Writer represented that the homes were of good quality and fit for habitation and were constructed according to the plans. Writer represented that the problems of expansive soils had been addressed through "engineered foundation" and the use of structural wood floors. Writer knew or should have known that there were "mistakes" in construction and that the problems with expansive soils could not be totally eliminated. In addition, Writer failed to fully disclose material information about the property which was in the soils report. As previously found, the summary soils report was insufficient to advise Claimants of the soils problems. Claimants testified that if they had known about the true nature of the expansive soils and the dangers of foundation movement, they would not have purchased the homes. The inference drawn by the Arbitrator is that the true nature of the soils was not disclosed in order to induce the Claimants to purchase their homes. While the Arbitrator does not find that Respondent acted willfully in any way, the Arbitrator does find that Respondent negligently failed to disclose the condition of the soils. While Writer may have honestly believed that the dangers in the soils had been minimized, such belief is no defense to the CCPA requirements of full disclosure.

12. The second element requires the deceptive trade practice to occur in the course of Writer's business. Clearly, in this case, the practices occurred in the construction and marketing of these homes by Writer.

13. The third element requires a showing that the deceptive practices of Writer "significantly impact the public as actual or potential consumers . . . ." The evidence shows that Writer used the claims that they had mitigated the soils problems in its advertising and in its sales practices. This element has been proven.

14. The fourth element requires proof that Claimants suffered injury to a legally protected interest. Claimants were injured by their purchase of homes which proved to be defective.

15. The fifth element requires proof that the actions of Writer caused the injuries. As previously discussed, Claimants testified that they would not have purchased the homes had they known the true facts of the risks of soils movement. The Arbitrator finds that the CCPA claims have been proven by Claimants.

16. According to the terms of the CCPA, Claimants must be awarded three times their actual damages plus attorney fees and arbitration costs. Consequently, the Arbitrator must treble the amount of damages found to be owed to Claimants.

17. Claimants have also brought tort claims for their emotional distress, mental anguish, loss of use and inconvenience caused by the defects in their homes. The Arbitrator finds that Claimants are entitled to be awarded damages for their mental anguish, loss of use and inconvenience in the amount of $10,000.00 for the Duffys and $10,000.00 for the Morgans.

18. The Arbitrator finds that all claims not specifically discussed are either subsumed into the claims proven or are without merit.

III. AWARD

1. Based upon a preponderance of the evidence, the Arbitrator hereby awards the Duffys treble damages in the total amount of $543.658.50.

2. Based upon a preponderance of the evidence, the Arbitrator hereby awards the Morgans treble damages in the total amount of $578,992.50.

3. The damages shall bear interest at the rate of 8% per annum from the date each family purchased their home.

4.   All other requests for damages are hereby denied.

5. Each of the families shall be awarded a reasonable attorney's fee together with their Arbitration costs. If the parties are unable to agree on the amount of attorney fees and costs, Claimants are directed to submit a statement of attorney fees together with a bill of costs to the Arbitrator within 10 days of the receipt of this award. Respondent shall have 5 days to object. Either party may request a hearing on this issue.

6. Pursuant to the terms of the arbitration provision contained in the Limited Warranty Agreement booklet, each of the parties shall be responsible for paying one-half the Arbitration fees charged by Legal Resolution Center.


Dated this 16th day of March, 1999.

Legal Resolution Center

---------------------------
Richard C. Davidson
Arbitrator



                        CERTIFICATE OF CERTIFIED MAILING

         I hereby certify that on this, the 18th day of March, 1999, I deposited in the United States mail, postage pre-paid, certified/return receipt requested, a true and correct copy of the foregoing Arbitration Award to the following:


Scott F. Sullan, Esq.
Vanatta, Sullan, Sangrund & Sullan, P.C.
5290 DTC Parkway, Suite 120
Englewood, CO  80111-2721


John M. Palmeri, Esq.
Robert R. Carlson, Esq.
White & Steele, P.C.
1225 - 17th Street, 28th Floor
Denver, CO  80202-2828



------------------------------
LEGAL RESOLUTION CENTER
   Susan L. Carter

COUGHLIN & COMPANY INC.
140 East 19th Avenue, Suite 700
Denver, CO 80203-1035
303-863-1900
303-863-7100 FAX


November 17, 1999


Mr. Roland Seidler, Jr.
515 South Figueroa Street
Los Angeles, CA  90071-3396


RE:  THE WRITER CORPORATION

Dear Roland:

While the book value of the company was $2.88 a/o June 30, and is anticipated to be $3.00 a/o December 30, the stock price remains at approximately $1.75, has been at about that price for five years and will remain at that price for the following reasons:

          - The trading volume has always been, and will continue to be extremely low;

          - No firm has, or likely will have, a buy recommendation on the stock;

          - The only market for any significant amount of shares is members of the Board who control the company through their majority ownership and their position but only offer 60% of the book;

          - The stock remains, and will continue to remain, on the bulletin board;

          - Earnings for 1999 will be about 30 cents per share for a return on equity ("ROE") of about 12% when good homebuilders are achieving +20% ROE and the industry average is 19%;

          - Expenses have been and continue to be too high reflecting the poor ROE; and

          - There is a general apprehension that the bull market in homebuilding may be coming to an end and that rates may be going up.

Therefore, we believe that the only way for the stockholders to maximize their value is to merge with another homebuilder or sell all the company stock. The time to do this is NOW because:

          - Management is very thin, the company has operated without a president since Ron left and until Dan's recent appointment. Geoie is 64, and has stated to me that that is too old to continue to run the business. Dan, nor Rip, nor Dave, nor Darwin is capable of running the company, nor would they have credibility in the public market;

          - If Geoie, Bob or you were to die, and the estate put the stock on the market, it would have a severe negative impact, or the company would be sold under less than favorable conditions;

          - Recent sales have been slow and therefore the first two quarters of next year will not be good;

          - After the company's recent loss at arbitration, insurance will be difficult and expensive to obtain;

          -    Participating loans with the Board members have been paid off;

          - Land prices remain high and there exists a strong market for the company's land positions;

          - Work in progress is primarily in Fort Collins and Castle Pines. We believe, after visiting with a number of builders, both projects could be completed, warranted and closed;

          -    Banks are anxious for loans so this deal can be financed;

          - The labor market is very tight and therefore all the company employees will quickly find jobs either in the new entity or elsewhere in the industry; and

          - It is highly unlikely that there will be any movement in the stock price.

MERGE WITH ANOTHER HOMEBUILDER

If the company were to merge with another homebuilder, there could be substantial cost saving and therefore increase the ROE to an acceptable level. After talking to several local homebuilders, it is our belief that the General and Administrative expenses could, at a minimum, be cut from last year's $3,719,000 to less than $2,000,000. Sales and Marketing expenses could be cut an additional $500,000. We believe that with the same sales volume, net revenue could be doubled, bringing the ROE in line with what good homebuilders are achieving.

The disadvantage to a merger is the fact that the acquiring company would not likely offer cash but rather a tax-free exchange of stock. The second problem is the price of the Writer stock. It is unlikely that the acquiring company would offer an acceptable premium over the low current price of Writer.

SALE OF ALL THE COMPANY STOCK

This is the most favorable option open to the company for the following reasons:

          -    All cash transaction,

          -    Capital gains treatment,

          -    Warranty issues remain with the company, and

          -    Transaction could be negotiated much quicker than a merger.

The sale of the company stock could be accomplished by either:

A. Taking the company private. The Board of Directors who now own approximately 55% could further leverage the company's assets and buy out the remaining 45% without a personal cash outlay. The debt to equity ratio of the company would certainly allow for this kind of leverage. This could be accomplished very quickly. An independent fair market value opinion would have to be obtained and the tender offer made.

         The Board could then run the company as a private company.

         The impediment to this type of transaction is the fact that the Board has bought about 700,000 shares in the last year at about $1.88 and those shareholders who sold in the last year may view these transactions as a "creeping going private" transaction with subsequent liability to the purchasing members of the Board. If the Board determines they have no liability and wish to purchase all the stock, this could be accomplished very quickly, assuming a fair price was offered. If the offer was viewed as too low, other groups could put in competitive proposals and throw the transaction into a turmoil.

B. Hire an investment banker to solicit offers. This method may assure the highest price. The disadvantages to this method are:

          -    The costs and fees involved,

          - The time necessary to receive, review and negotiate the proposals, and

          - The disruption to the company and its employees during this process.

C.        Negotiate with a group (or groups) capable of closing the transaction.
          This method would be quicker and cheaper than an RFP but may or may not achieve the highest net price.

We have talked to real estate land brokers who sell ground to the homebuilding industry, several homebuilders analyzed the company's various land positions, and retained THK to review each parcel and the work in progress to determine the true value of the company. I have enclosed information and plats on the various Writer land positions, pictures of the work in progress and an analysis of Castle Pines and Stetson Creek. I doubt if the Board goes into this level of detail, but we found it most helpful and necessary.

It is our intention to submit an offer for all of the company stock. Bob and I felt it was best to meet before the offer was made public but he obviously wanted to meet with Geoie first.

You and I have had four calls concerning Writer and on each call you have been called away on another matter. I understand that. I, too, am extremely busy. Therefore, if you want to discuss this important and complicated issue by phone, please call to set up a time that is convenient for both of us and completely clear your calendar, as will I, so that we will not be interrupted. If you would be more comfortable coming to my office, I will make time available. I look forward to hearing from you.


Sincerely,

COUGHLIN & COMPANY INC.



Dennis F. Coughlin
President

DFG:st

Enclosures

THE WRITER CORPORATION BOARD OF DIRECTORS


George S. Writer, Chairman
The Writer Corporation
6061 South Willow Drive, Suite #232
Englewood, Colorado
(303) 779-4100


Roland Seidler, Jr.
The Seidler Companies
515 South Figueroa Street
Los Angeles, California  90071-3396
(213) 624-4232


Deane J. Writer, Jr.
H R H Insurance
455 Sherman, Suite #390
Denver, Colorado  80203
(303) 722-7776


Ronald S. Loser
Brega & Winters, P.C., Suite 2222
1700 Lincoln Street
Denver, Colorado  80203
(303) 866-9400


Louis P. Bansbach III
Columbine Realty, Inc.
650 South Cherry Street, Suite 1005
Glendale, Colorado  80246
(303) 320-6778


Robert G. Tointon
Phelps-Tointon, Inc.
822 7th Street, Suite 700
Greeley, Colorado  80631
(970) 353-7000


William J. Gillilan III
305 Royal Tiger Road
Breckenridge, Colorado  80424
(970) 547-0501